Exhibit 10.3

VACCINEX, INC.

2001 EMPLOYEE EQUITY PLAN

INCENTIVE STOCK OPTION AGREEMENT

GRANT

This Option Agreement evidences the grant by Vaccinex, Inc. (“Vaccinex”), in accordance with the Vaccinex, Inc. 2001 Employee Equity Plan (the “Plan”), of an Incentive Stock Option (“ISO”) to                     (“Key Employee”) to purchase from Vaccinex                 shares of $0.0001 par value common stock of Vaccinex (the “Stock”) at an Option Price per share equal to $        . This ISO is granted effective as of                      (the “Grant Date”). Vaccinex intends that this ISO constitute an incentive stock option under § 422 of the Code.

VACCINEX, INC.

By:
Maurice Zauderer, President

TERMS AND CONDITIONS

§ 1 Plan. This ISO is subject to all of the terms and conditions set forth in the Plan and this Option Agreement, and all capitalized terms not otherwise defined in this Option Agreement shall have the respective meaning of such terms as defined in the Plan. If a determination is made that any term or condition set forth in this Option Agreement is inconsistent with the Plan, the Plan shall control. A copy of the Plan will be made available to Key Employee upon written request to the Secretary of Vaccinex.

§ 2 Exercise Rights.

(a)	General Rule. Key Employee automatically shall have the right under this Option Agreement to exercise this ISO with respect to 20% of the number of shares of Stock underlying the grant of this ISO ( shares) if Key Employee remains an employee of Vaccinex through each anniversary of the Grant Date beginning on the first anniversary date, .

(b)	Special Rules.

(1)	Termination. If Key Employee’s employment with Vaccinex terminates for any reason other than death, “Disability” (as defined in § 2(c)) or “Cause” (as defined in § 2(c)), Key Employee’s right under § 2(a) to exercise this ISO shall expire 3 months after the date employment so terminates or on the date described in § 3, whichever comes first.

(2)	Termination for Cause. If Vaccinex terminates Key Employee’s employment as a result of “Cause” (as defined in § 2(c)), Key Employee shall forfeit Key Employee’s right under § 2(a) to exercise this ISO at the time Key Employee’s employment terminates.

(3)	Death or Disability. If Key Employee’s employment with Vaccinex terminates by reason of Key Employee’s death or “Disability” (as defined in § 2(c)), Key Employee or Key Employee’s estate (whichever is applicable) shall have the right to exercise this ISO until the earlier of (A) the first anniversary of the date Key Employee’s employment so terminates or (B) the date described in § 3, after which time this ISO shall expire immediately and automatically.

(c)	Definitions.

(1)	Cause. For purposes of this Option Agreement, “Cause” shall exist if Key Employee (A) commits any act of malfeasance or wrongdoing effecting Vaccinex or any Subsidiary, monetarily or otherwise, (B) breaches any employment agreement, covenant not to compete, or nonsolicitation and nondisclosure agreement, or (C) engages in conduct amounting to fraud, dishonesty, willful misconduct, negligence, repeated instances of insubordination, or conviction of a felony or a crime involving moral turpitude, all as determined in the exercise of good faith by the Committee.

(2)	Disability. For purposes of this Option Agreement, the term “Disability” means “permanent and total disability” as defined in § 22(e)(3) of the Code.

(d)	Employment Status. A transfer between Vaccinex and a Subsidiary or between Subsidiaries shall not be treated as a termination of employment with Vaccinex under the Plan or this Option Agreement.

§ 3 Life of ISO. This ISO shall expire and shall not be exercisable for any reason on or after the tenth anniversary of the Grant Date.

§ 4 Method of Exercise of ISO. Key Employee may exercise this ISO in whole or in part (to the extent this ISO is otherwise exercisable under § 2) on any normal business day of Vaccinex by (a) delivering this Option Agreement to Vaccinex, together with written notice of the exercise of the ISO, and (b) simultaneously paying to Vaccinex the Option Price. The payment of such Option Price shall be made either in cash, by check acceptable to Vaccinex, by delivery to Vaccinex of certificates (properly endorsed) for shares of Stock registered in Key Employee’s name that have been held by Key Employee for at least 6 months, or in any combination of such cash, check, and Stock that results in payment in full of the Option Price. Stock that is so tendered as payment (in whole or in part) of the Option Price shall be valued at its Fair Market Value on the date the ISO is exercised.

§ 5 Delivery. Vaccinex shall deliver a properly issued certificate for any Stock purchased pursuant to the exercise of this ISO as soon as practicable after such exercise, and such delivery shall discharge Vaccinex of all of its duties and responsibilities with respect to this ISO.

§ 6 Nontransferable. No rights granted under this ISO shall be transferable by Key Employee other than by will or by the laws of descent and distribution, and the rights granted under this ISO shall be exercisable during Key Employee’s lifetime only by Key Employee. The person or persons, if any, to whom this ISO is transferred by will or by the laws of descent and distribution shall be treated after Key Employee’s death the same as Key Employee under this Option Agreement.

§ 7 No Right to Continue Service. Neither the Plan, this ISO, nor any related material shall give Key Employee the right to continue in employment by Vaccinex or any Subsidiary or shall adversely affect the right of Vaccinex or any Subsidiary to terminate Key Employee’s employment with or without cause at any time.

§ 8 Stockholder Status. Key Employee shall have no rights as a stockholder with respect to any shares of Stock under this ISO until such shares have been duly issued and delivered to Key Employee and, except as expressly set forth in the Plan, no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting such Stock.

§ 9 Securities Registration. As a condition to the delivery of the certificate for any shares of Stock purchased pursuant to the exercise of this ISO, Key Employee shall, if so requested by Vaccinex, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by Vaccinex, shall deliver to Vaccinex a written statement satisfactory to Vaccinex to that effect.

§ 10 Other Laws. If any change in circumstances after the grant of this ISO would create a substantial risk for Vaccinex that the issuance or transfer of any Stock under this ISO to Key Employee at the time Key Employee tenders any payment to exercise this ISO would violate any applicable law or regulation, Vaccinex at that time shall (a) take such action as the Committee deems fair and reasonable and permissible under such law or regulation either (1) to continue to maintain the status of this ISO as outstanding until Key Employee can exercise this ISO without any substantial risk of such a violation or (2) to fully and fairly compensate Key Employee for the cancellation of this ISO and thereafter to cancel this ISO and (b) refund any payment made by Key Employee to exercise this ISO.

§ 11 Other Agreement. If so requested by the Committee, Key Employee shall (as a condition to the exercise of this ISO) enter into such additional shareholder, buy-sell or other agreement or agreements prepared by Vaccinex as Vaccinex deems appropriate, which may restrict the transfer of shares of Stock acquired pursuant to this ISO and provide for the repurchase of such Stock by Vaccinex under certain circumstances. The certificate(s) evidencing the Stock may include one or more legends that reference or describe the conditions upon exercise referenced in this § 11.

§ 12 Withholding. Vaccinex or a Subsidiary shall have the right upon the exercise of this ISO to take such action, if any, as Vaccinex or Subsidiary deems necessary or appropriate to satisfy any required federal and state tax withholding requirements arising out of the exercise of this ISO, including (but not limited to) withholding shares of Stock that otherwise would be transferred to Key Employee as a result of the exercise of this ISO to satisfy minimum statutory withholding requirements.

§ 13 Notice of Disqualifying Disposition. Key Employee shall notify Vaccinex in the event that prior to the later of two years after the date of grant of this ISO or one year after the transfer of shares of Stock to Key Employee pursuant to the exercise of this ISO, Key Employee disposes of such shares. Such notice shall state the date of disposition, the nature of the disposition and the price, if any, received for the shares upon disposition.

§ 14 Governing Law. The Plan and this ISO shall be governed by the laws of the State of Delaware.

§ 15 Binding Effect. This ISO shall be binding upon Vaccinex and Key Employee and their respective heirs, executors, administrators and successors.

§ 16 Headings and Sections. The headings contained in this Option Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this ISO. Any references to sections (§) in this Option Agreement shall be to sections (§) of this Option Agreement unless otherwise expressly stated as part of such reference.